                                                                    EXHIBIT 9.01



                             VOTING TRUST AGREEMENT


         This Voting Trust Agreement (the "Agreement") is entered into as of November 25, 1996 (the "Effective Date"), by and among Excite, Inc., a California corporation (the "Company"), America Online, Inc., a Delaware corporation (the "Shareholder"), AOL Ventures, Inc., a Delaware corporation and wholly owned subsidiary of the Shareholder ("AOL Ventures"), and Richard Redding (the "Voting Trustee"). References herein to the Shareholder shall be deemed to include AOL Ventures.

         In consideration of the mutual promises contained herein, the Company, the Shareholder and the Voting Trustee agree as follows:

         1. Purpose of Voting Trust; Effectiveness. The purpose of this Voting Trust is to ensure that, during the term of this Agreement, votes, actions and consents to be taken with respect to all voting shares of the Preferred Stock of the Company held by the Shareholder and to be deposited into the trust created hereby (the "Preferred Stock") shall be taken by the Voting Trustee on behalf of the Shareholder in each instance and only in each such instance where the General Corporation Law of the State of California (the "GCL") would require that the outstanding shares of Preferred Stock be entitled to a separate class vote (a "Class Voting Event") and, in any such instance, solely with respect to such class vote. It is intended that upon a Class Voting Event, the Preferred Stock shall be voted consistently with the majority of the Company's Common Stock. Nothing herein shall preclude Shareholder from voting the Preferred Stock on a Common Stock equivalent basis in accordance with the Company's Articles of Incorporation with regard to any matter placed before the holders of Common Stock of the Company, including any matter for which a class vote of the Preferred Stock is required under the GCL. This Agreement shall be effective as of the closing of the transactions contemplated by that certain Acquisition Agreement of even date herewith by and between the Company, Shareholder and Global Network Navigator, Inc. (the "Acquisition Agreement").

         2. Agreement.

            2.1 Available for Inspection. Conformed copies of this Agreement and of each amendment hereto shall be kept on file with the Secretary of the Company and shall be available for inspection by any holder of a "Voting Trust Certificate" or any shareholder of the Company at the Company's principal office during business hours. The Shareholder and the Voting Trustee shall be furnished with a conformed copy of this Agreement.

            2.2 Rights of Shareholder. The Shareholder shall have rights in the Voting Trust Certificate(s) and in the shares of Preferred Stock deposited in trust by such Shareholder subject to the terms and provisions of this Agreement. Any heir, assignee or transferee or person entitled to an interest in the rights of the Shareholder to the Voting Trust Certificate or the shares of Preferred Stock deposited by such Shareholder in trust hereunder shall be subject to and bound by the provisions of this Agreement. Except as otherwise provided herein, the Shareholder will have all of the rights of a shareholder of the Company with respect to the shares of Preferred Stock deposited into trust.

         3. Transfer of Preferred Stock to Voting Trustee.

            3.1 Stock Certificates. Upon the Closing, as such term is defined in
Section 1.4 of the Acquisition Agreement, the Company shall deliver to the Voting Trustee certificates for the shares of Preferred Stock that are issued at such time to the Shareholder pursuant to the Acquisition Agreement and referred to therein as Transaction Shares, and if Shareholder exercises its right under the Acquisition Agreement to exchange the shares of Company Common Stock held by it for shares of Excite Preferred Stock at the Closing or thereafter, the Company shall deliver to the Voting Trustee certificates for all shares of Preferred Stock issuable to the Shareholder as the result of such exchange. During the term of this Agreement, the Company or the Shareholder, as applicable, will deliver to the Voting Trustee certificates for all shares of Preferred Stock that are issued to Shareholder during such term, including, but not limited to, all shares issued upon exercise of warrants held by Shareholder. All such Stock certificates shall be endorsed in blank. The Company shall bear all expenses of such transfers. Upon surrender of such endorsed stock certificates transferred by the Shareholder or the Company, the Company shall issue to the Voting Trustee one or more stock certificates representing the shares of Preferred Stock deposited in trust hereunder and registered in the name of the Voting Trustee as a trustee under this Voting Trust Agreement. Unless otherwise specified by the Voting Trustee the stock certificates issued in the name of the Voting Trustees shall be held by the Secretary of the Company.

            3.2 Delivery of Voting Trust Certificate. In exchange for the certificates of shares of Preferred Stock delivered from time to time by the Shareholder or the Company, the Voting Trustees shall issue and deliver to the Shareholder Voting Trust Certificates representing the shares of Preferred Stock deposited by such Shareholder. The Secretary of the Company may, on behalf of the Voting Trustee, execute any and all Voting Trust Certificates issued hereunder.

         4. Acceptance of Trust. The Voting Trustee hereby accepts the trust created hereby in accordance with all of the terms and conditions contained in this Agreement.

         5. Voting Trust Certificates. The Voting Trust Certificates to be issued and delivered by the Voting Trustee under this Agreement in respect of any shares of Preferred Stock shall be legended as required by the terms of the agreement between the Company and such Shareholder pursuant to which such Shareholder acquired its Preferred Stock, together with substantially the following legend:

             SALE, PLEDGE OR OTHER DISPOSITION OR TRANSFER OF THIS VOTING TRUST CERTIFICATE AND THE SHARES OF STOCK OF EXCITE, INC. REPRESENTED HEREBY IS RESTRICTED BY THE TERMS OF A VOTING TRUST AGREEMENT WHICH MAY BE EXAMINED AT THE OFFICES OF THE COMPANY IN MOUNTAIN VIEW, CALIFORNIA.

         6. Transfer of Certificates.

            6.1 Transfer Procedures. The Voting Trust Certificates shall be transferable only on the books of the Company upon surrender of such Voting Trust Certificates (duly endorsed in blank or accompanied by a proper instrument of assignment duly executed in blank, together with all requisite tax stamps attached thereto and an amount sufficient to pay all federal, state and local taxes or other governmental charges, if any, then payable in connection with such transfer) by the registered holder in person or by such holder's duly authorized attorney to the Company. Upon the surrender of any Voting Trust Certificate for transfer (provided such transfer does not violate the restrictions on transfer contained herein, in any other agreement to which the Shareholders may be bound, or imposed by law), the Company shall cancel such Voting Trust Certificate and issue to the transferee one or more new Voting Trust Certificates in the same form and representing the same number of shares of Preferred Stock as the Voting Trust Certificates presented for cancellation.

            6.2 Registered Owner. The Voting Trustee may treat the registered holder of each of such Voting Trust Certificates as the absolute owner thereof for all purposes whatsoever, and accordingly shall not be required to recognize any legal, equitable or other claim or interest in such Voting Trust Certificate on the part of any other person, whether or not it or they shall have express or other notice thereof.

            6.3 Lost, Stolen Certificates. If a Voting Trust Certificate is lost, stolen, mutilated, or destroyed, the Voting Trustee, in his discretion, may cause to be issued a duplicate of such certificate upon receipt of: (a) evidence of such fact satisfactory to them; (b) indemnity satisfactory to them;
(c) the existing certificate, if mutilated; and (d) the reasonable fees and expenses incurred in connection with the issuance of a new Voting Trust Certificate.

            6.4 Securities Laws. The Voting Trust Certificates may not be offered, sold, transferred or hypothecated in the absence of registration or the availability of an exemption from registration under the Securities Act of 1933, as amended (the "Act") and any applicable state law regulating securities. Every holder of Voting Trust Certificates agrees not to sell, transfer, pledge or hypothecate the Voting Trust Certificates unless the Voting Trustee shall be reasonably satisfied that such sale or other disposition does not violate the provisions of any agreement of which the Shareholder is a party and unless either: (i) the transfer of the Voting Trust Certificates is registered under the Act pursuant to a current and effective registration statement at the time of such sale, transfer, pledge or hypothecation and is registered or qualified under any applicable state law regulating securities; or (ii) the Voting Trustee has been furnished an opinion of counsel satisfactory in form and substance to the Voting Trustee that the Voting Trust Certificates may be so transferred or disposed of without such registration or qualification. Every holder of Voting Trust Certificates agrees that the Voting Trustee may refuse to transfer any Voting Trust Certificate except as aforesaid.

         7. Dividends.

            7.1 Paid to Voting Trustees. The Voting Trustee shall receive and distribute to the registered holders of Voting Trust Certificates any dividends or distributions paid in cash or property other than voting securities of the Company in respect of the Preferred Stock received by the Voting Trustee to holders of voting Trust Certificates in proportion to their respective interests in the underlying Preferred Stock deposited hereunder. The Voting Trustee also shall receive and hold, subject to the terms of this Agreement, any voting preferred stock of the Company issued by reason of any capital reorganization, stock split, stock dividend, combination or the like and shall issue and deliver Voting Trust Certificates therefor to the holders of the Voting Trust Certificates in proportion to their respective interests as shown on the books of the Voting Trustee.

            7.2 Paid to Shareholder. In lieu of receiving cash dividends upon the Preferred Stock and paying the same to the holders of Voting Trust Certificates pursuant to the provisions of this Agreement, the Voting Trustee may instruct the Company in writing to pay such dividends to the holders of the Voting Trust Certificates. Upon receipt of such written instructions, the Company shall pay such dividends directly to the holders of the Voting Trust Certificates. The Voting Trustee may at any time revoke such instructions and by written notice to the Company direct it to make dividend payments to the Voting Trustee. Upon such instructions being given by the Voting Trustee to the Company, and until revoked by it, all liability of the Voting Trustee with respect to such dividends shall cease.

         8. Dissolution of the Company. In the event that upon dissolution or total or partial liquidation of the Company, whether voluntary or involuntary, the Voting Trustee shall receive the moneys, securities, rights or property to which the holders of the Preferred Stock deposited hereunder are entitled, then the Voting Trustee shall distribute the same among the registered holders of Voting Trust Certificates in accordance with the terms of the Company's Articles of Incorporation in proportion to the registered holders' respective interests as shown by the books of the Voting Trustee, or the Voting Trustee may in his discretion deposit such moneys, securities, rights or property with any bank or trust company with authority and instructions to distribute the same as above provided, and upon such deposit all further obligations or liabilities of the Voting Trustee in respect of such moneys, securities, rights or property so deposited shall cease.

         9. Successor Voting Trustees. The Voting Trustee may at any time resign by delivering to the Company his resignation in writing, to be effective in accordance with its terms, including without limitation any specification of a successor. Except as otherwise provided herein, if the Voting Trustee shall resign or be removed and a successor is not automatically appointed pursuant to the preceding sentence, then a successor will be appointed by the Company. Except as otherwise provided herein, the successor Voting Trustee may be removed at any time upon the request of the Shareholder.

         10. Rights and Powers of Voting Trustee. Until the termination of this Agreement as provided herein, at each Class Voting Event, including without limitation, any vote involving a change in control of the Company, and whether occurring at a duly called and held meeting of Company shareholders or with respect to any written consent of shareholders of the Company, the Voting Trustee shall vote, in person or by proxy, the shares deposited hereunder in a manner that is consistent with the vote of the holders of a majority of the Company's voting Common Stock (which Common Stock shall be deemed to include the shares of Company Common Stock issuable upon conversion of the shares of Preferred Stock deposited hereunder). The Voting

Trustee shall have no authority to sell, pledge, hypothecate, or otherwise dispose of any of the shares deposited pursuant to this Agreement, provided however, that if the holders of a majority of the Company's voting Common Stock and preferred stock that is not held by the Voting Trustee on behalf of the Shareholder tender their shares pursuant to a tender offer under Section 14(d) of the Securities Exchange Act of 1934, as amended, the Voting Trustee shall tender the shares deposited hereunder, receive the proceeds in consideration thereof and distribute such proceeds to the Shareholder.

         11. Liability of Voting Trustee. In voting, or otherwise acting hereunder with respect to shares deposited hereunder, the Voting Trustee shall be entitled to exercise his own absolute discretion and judgment subject to the conditions imposed by Section 10 hereof; but he assumes no responsibility in respect to any action taken by him or his agents, and neither the Voting Trustee nor any of his agents shall incur any responsibility or liability by reason of any error of law or anything done or suffered or omitted, except for individual malfeasance. Neither the Voting Trustee nor any of his agents shall be required to give any bond or other security for the discharge of duties.

         12. Expenses of Voting Trustee. The Voting Trustee may employ counsel, and provide for such other assistance as may be convenient, in the performance of his functions. The Company shall indemnify the Voting Trustee against all expenses, claims and liabilities incurred by him in connection with or arising out of this Agreement for the discharge of his duties hereunder to the full extent permitted by law. The Company shall, at the request of the Voting Trustee, advance funds to pay expenses incurred for legal or other assistance provided to the Voting Trustees or for legal fees or other expenses incurred by the Voting Trustee in the defense of any action, claim or proceeding arising as aforesaid.

         13. Surrender of Shares for Cancellation. The Voting Trustee may at any time in his discretion, and to such extent as he may deem advisable, deliver in exchange for Voting Trust Certificates, certificates for shares of the Company in an amount equal to the shares represented by such Voting Trust Certificates in order to enable the surrender to the Company for cancellation of the shares so delivered, or otherwise as the Voting Trustee may in his absolute discretion deem advisable, and the delivery of any such shares of the Company to any one or more holders of Voting Trust Certificates shall not entitle such holder or holders or any other holder or holders of Voting Trust Certificates to demand delivery of all or any part of the shares of the Company remaining deposited hereunder.

         14. Conversion of Shares Into Common Stock. If the Shareholder or any subsequent holder of Voting Trust Certificates wishes to convert the shares of Preferred Stock in which it has a beneficial interest into shares of the Company's Common Stock (a "Converting Holder"), the following procedure shall be followed: (i) the Converting Holder shall deliver Voting Trust Certificate(s) to the Company (covering the beneficial interest in all shares to be converted) together with instructions as to how many shares of Preferred Stock are to be converted into Common Stock; (ii) the shares requested to be converted shall be deemed converted immediately upon receipt of such instructions and Voting Trust Certificate(s) by the Company; (iii) the Company, shall immediately instruct its transfer agent to issue shares of Common Stock to the Converting Holder or its successors or assigns in accordance with the instructions of the

Converting Holder (and pursuant to the terms of the Company's Amended and Restated Articles of Incorporation); and (iv) the Company shall inform the Voting Trustee of the conversion and the Voting Trustee shall promptly issue to the Converting Holder new Voting Trust Certificates representing the interest in any shares not converted by the Converting Holder. Any shares of Common Stock issued upon conversion shall no longer be subject to this Agreement. Except as otherwise provided by this Agreement, a Converting Holder shall have no right to the delivery of any shares of Preferred Stock not converted under this Section 14.

         15. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed to have been duly given on the date of service if served personally or on the date of mailing if mailed by first class mail, registered or certified, postage prepaid and addressed as follows: if to registered holders of Voting Trust Certificates, at the address for each such holder set forth on his Voting Trust Certificate; if to the Voting Trustee at the address specified below its signature on this Agreement; if to the Company, at Excite, Inc., 1091 N. Shoreline Blvd., Suite 200, Mountain View, CA 94043; or such different address as may be specified to the other parties by notice given as provided herein.

         16. Term. This Agreement shall continue in effect until and shall terminate upon the earlier to occur of (i) the date on which no shares of Preferred Stock are held by Shareholder, or (ii) the effective date of a merger or consolidation of the Company or an exchange or other reorganization where the Company is not the surviving or parent corporation; or (iii) the voluntary or involuntary dissolution of the Company, or (iv) the death, resignation or incapacity to act of the Voting Trustee if no other trustee is appointed pursuant hereto to fill the vacancy within 90 days after such death, resignation or incapacity; or (v) ten years from the Effective Date. Renewal of the Voting Trust may be effected pursuant to the provisions of the GCL.

         17. Conversion of Shares. Upon termination, the holder of the Voting Trust Certificate may present such Voting Trust Certificate to the Voting Trustee and, upon such presentation, the Voting Trustee shall deliver to such holder a certificate or certificates, expressed to be fully paid and nonassessable, for shares of Preferred Stock, as provided in the Voting Trust Certificate.

         18. Execution of this Agreement. This Agreement may be executed in several counterparts, each of which shall be an original.

         19. Binding Effect. This Agreement shall be binding upon and inure to the benefit of the executors, administrators, heirs, successors and assigns of the parties.

         20. Governing Law. This Agreement shall be governed by and construed in accordance with the corporation law of the State of California, excluding that body of law known as conflicts of law.

         22. Successors and Assigns. Except as expressly set forth to the contrary in this Agreement, this Agreement shall be binding upon and inure to the benefit of the successors, assigns, heirs, administrators, executors and legal representatives of the parties hereto; provided, however, that the transfer of any interest in this Agreement shall be subject to the transferee's consent to be bound by all provisions of this Agreement.

         23. Captions. The captions to Sections of this Agreement have been inserted for identification and reference purposes and shall not by themselves determine the construction or interpretation of this Agreement.

         24. Amendment. Except as otherwise provided, any term of this Voting Trust may be amended and the observance of any term of this Voting Trust may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the consent of the Company, the Voting Trustee and the Shareholder.



         IN WITNESS WHEREOF, the Company, the Voting Trustee, AOL Ventures and the Shareholder have executed this Voting Trust Agreement as of the date first written above.



AMERICA ONLINE, INC.:                      EXCITE, INC.

By: /s/ Eric Keller                        By: /s/ George Bell
   ---------------------------------          ---------------------------------

Name:                                      Name:
     -------------------------------            -------------------------------

Title:                                     Title:
      ------------------------------             ------------------------------



AOL VENTURES, INC.:

By: /s/ Miles Gilburne
   ---------------------------------

Name:
     -------------------------------

Title:
      ------------------------------



THE VOTING TRUSTEE:

 /s/ Richard Redding
------------------------------------
Richard Redding


c/o Excite, Inc.
    1091 N. Shoreline Blvd., Ste. 200
    Mountain View, CA  94043